Exhibit 99.1

Investor Contact: Steve Keenan
(314) 719-1755
InvestorRelations@Olin.com

News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

OLIN ANNOUNCES FIRST QUARTER 2022 RESULTS

Highlights

•First quarter 2022 net income of $393.0 million, or $2.48 per diluted share
•Record quarterly adjusted EBITDA of $710.9 million
•Share repurchases of $263.2 million in first quarter 2022
•Expect 2022 adjusted EBITDA to improve to $2.6 billion to $2.9 billion

Clayton, MO, April 28, 2022 – Olin Corporation (NYSE: OLN) announced financial results for the first quarter ended March 31, 2022.

First quarter 2022 reported net income was $393.0 million, or $2.48 per diluted share, which compares to first quarter 2021 reported net income of $243.6 million, or $1.51 per diluted share. First quarter 2022 adjusted EBITDA of $710.9 million excludes depreciation and amortization expense of $151.7 million and restructuring charges of $3.1 million. First quarter 2021 adjusted EBITDA was $540.4 million. Sales in the first quarter 2022 were $2,461.4 million compared to $1,918.8 million in the first quarter 2021.

Scott Sutton, Chairman, President, and Chief Executive Officer, said, “Our team’s performance in the first quarter continued to prioritize system value and delivered record quarterly adjusted EBITDA despite the challenges faced by our Chemicals businesses. Our Chemicals teams overcame reduced electrical power generation at our Freeport, Texas facility, which is expected to continue at least into fourth quarter 2022, and weaker European epoxy resin demand in our system, which caused us to temporarily curtail epoxy resin production at our Stade, Germany facility and refrain from selling incremental volume into a poor-quality market; thereby, breaking the cyclic tendencies that have historically plagued the business. Our Winchester business delivered record quarterly segment results as our Shoot United™ campaign ramped up.

“As we look forward to second quarter 2022 in our Chemicals businesses, we expect our winning model to push second quarter 2022 results higher than first quarter 2022, despite sequentially higher raw material and operating costs, mainly increased natural gas and electrical power costs. Our Chlor Alkali Products and Vinyls second quarter 2022 results is expected to improve sequentially despite approximately $75 million of reduced margin from lost sales and production volumes, increased maintenance expense and other costs, as a result of the unplanned production outage at our Plaquemine, Louisiana facility. Our Epoxy business expects to continue to absorb weaker epoxy resin demand and operate at low rates. With our recently announced price increases for ammunition and primers expected to offset higher commodity and other materials costs, we expect Winchester second quarter results to be similar to first quarter 2022 levels. Overall, we expect Olin’s second quarter 2022 adjusted EBITDA to improve sequentially from first quarter 2022.”

SEGMENT REPORTING

Olin defines segment earnings as income (loss) before interest expense, interest income, other operating income (expense), non-operating pension income, other income, and income taxes.

CHLOR ALKALI PRODUCTS AND VINYLS

Chlor Alkali Products and Vinyls sales for the first quarter 2022 were $1,245.2 million compared to $867.0 million in the first quarter 2021. The increase in Chlor Alkali Products and Vinyls sales was primarily due to higher pricing, partially offset by lower volumes. First quarter 2022 segment earnings were $328.6 million compared to $271.1 million in the first quarter 2021. The first quarter 2021 segment earnings included a gain of $121.4 million associated with Winter Storm Uri due to customary financial hedges and contracts maintained to provide protection from rapid and dramatic changes in energy costs, partially offset by unabsorbed fixed manufacturing costs and storm-related maintenance costs. Excluding the effects of Winter Storm Uri, the $178.9 million increase in segment earnings was primarily due to higher pricing across all products. The segment earnings also reflected lower volumes and higher raw material and operating costs, mainly increased natural gas and electrical power costs. Chlor Alkali Products and Vinyls first quarter 2022 results included depreciation and amortization expense of $123.1 million compared to $115.8 million in the first quarter 2021.

EPOXY

Epoxy sales for the first quarter 2022 were $789.5 million compared to $662.6 million in the first quarter 2021. The increase in Epoxy sales was primarily due to higher pricing. First quarter 2022 segment earnings were $138.0 million compared to $65.2 million in the first quarter 2021. The first quarter 2021 segment earnings included a penalty of $21.5 million associated with Winter Storm Uri due to unabsorbed fixed manufacturing costs and storm-related maintenance costs. Excluding the effects of Winter Storm Uri, the $51.3 million increase in Epoxy segment earnings was primarily due to higher product margins, as higher pricing was partially offset by higher benzene and propylene raw material costs. The segment earnings also reflected lower volumes and higher operating costs, mainly increased natural gas and electrical power costs. Epoxy first quarter 2022 results included depreciation and amortization expense of $20.4 million compared to $22.1 million in the first quarter 2021.

WINCHESTER

Winchester sales for the first quarter 2022 were $426.7 million compared to $389.2 million in the first quarter 2021. The increase in Winchester sales was primarily due to higher commercial ammunition pricing. First quarter 2022 segment earnings were $118.9 million compared to $85.1 million in the first quarter 2021. The $33.8 million increase in segment earnings was primarily due to higher commercial ammunition pricing which was partially offset by higher commodity and other materials costs. Winchester first quarter 2022 results included depreciation and amortization expense of $6.2 million compared to $5.6 million in the first quarter 2021.
CORPORATE AND OTHER COSTS

Other corporate and unallocated costs in the first quarter of 2022 decreased $2.7 million compared to the first quarter 2021 primarily due to lower incentive costs, which includes mark-to-market adjustments on stock-based compensation, partially offset by higher legal fees.

LIQUIDITY AND SHARE REPURCHASES

The cash balance on March 31, 2022, was $197.9 million and we ended the quarter with net debt of approximately $2.6 billion and a net debt to adjusted EBITDA ratio of 1.0 times. Olin typically experiences normal seasonal working capital growth during the first quarter. The increase in working capital was $195.5 million in first quarter 2022 compared to $204.3 million in first quarter 2021.

During first quarter 2022, approximately 5.2 million shares of common stock were repurchased at a cost of $263.2 million. For the full year 2021, Olin repurchased approximately 4.7 million shares of common stock at a cost of $251.9 million. As of March 31, 2022, Olin had approximately $789 million available under its current share repurchase authorization.

CONFERENCE CALL INFORMATION

Olin senior management will host a conference call to discuss first quarter 2022 financial results at 9:00 a.m. Eastern time on Friday, April 29, 2022. Remarks will be followed by a question and answer session. Associated slides, which will be available the evening before the call, and the conference call will be accessible via webcast through Olin’s website, www.olin.com, under the first quarter conference call icon. An archived replay of the webcast will also be available in the Investor Relations section of Olin’s website beginning at 12:00 p.m. Eastern time. A final transcript of the call will be posted the next business day.

COMPANY DESCRIPTION

Olin Corporation is a leading vertically-integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach, hydrogen, and hydrochloric acid. Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Visit www.olin.com for more information on Olin.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “outlook,” “project,” “estimate,” “forecast,” “optimistic,” “target,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. The payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2021, and our Quarterly Reports on Form 10-Q and other reports furnished or filed with the SEC, include, but are not limited to, the following:

Business, Industry and Operational Risks
•sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us;
•declines in average selling prices for our products and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;
•unsuccessful execution of our strategic operating model, which prioritizes Electrochemical Unit (ECU) margins over sales volumes;
•failure to control costs and inflation impacts or failure to achieve targeted cost reductions;
•our reliance on a limited number of suppliers for specified feedstock and services and our reliance on third-party transportation;
•higher-than-expected raw material, energy, transportation, and/or logistics costs;
•the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions, production hazards and weather-related events;
•the failure or an interruption of our information technology systems;
•failure to identify, attract, develop, retain and motivate qualified employees throughout the organization;
•our inability to complete future acquisitions or successfully integrate them into our business;
•our substantial amount of indebtedness and significant debt service obligations;
•risks associated with our international sales and operations, including economic, political or regulatory changes;
•the negative impact from the COVID-19 pandemic and the global response to the pandemic, including without limitation adverse impacts in complying with governmental mandates;
•weak industry conditions affecting our ability to comply with the financial maintenance covenants in our senior credit facility;
•adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital;
•the effects of any declines in global equity markets on asset values and any declines in interest rates or other significant assumptions used to value the liabilities in, and funding of, our pension plans;
•our long-range plan assumptions not being realized causing a non-cash impairment charge of long-lived assets;

Legal, Environmental and Regulatory Risks
•changes in, or failure to comply with, legislation or government regulations or policies, including changes regarding our ability to manufacture or use certain products and changes within the international markets in which we operate;
•new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;
•unexpected outcomes from legal or regulatory claims and proceedings;
•costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;
•various risks associated with our Lake City U.S. Army Ammunition Plant contract and performance under other governmental contracts; and
•failure to effectively manage environmental, social and governance (ESG) issues and related regulations, including climate change and sustainability.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements

2022-09

Olin Corporation
Consolidated Statements of Operations(a)

	Three Months Ended March 31,
(In millions, except per share amounts)	2022	2021
Sales	$2,461.4	$1,918.8
Operating Expenses:
Cost of Goods Sold	1,807.5	1,423.8
Selling and Administration	104.3	106.9
Restructuring Charges	3.1	6.9
Operating Income	546.5	381.2
Interest Expense(b)	32.9	84.5
Interest Income	0.4	0.1
Non-operating Pension Income	9.6	9.3
Income before Taxes	523.6	306.1
Income Tax Provision	130.6	62.5
Net Income	$393.0	$243.6
Net Income Per Common Share:
Basic	$2.54	$1.54
Diluted	$2.48	$1.51
Dividends Per Common Share	$0.20	$0.20
Average Common Shares Outstanding - Basic	154.7	158.6
Average Common Shares Outstanding - Diluted	158.6	160.8

(a)Unaudited.
(b)Interest expense for the three months ended March 31, 2021 included a loss on extinguishment of debt of $23.5 million, which includes bond redemption premiums, write-off of deferred debt issuance costs and recognition of deferred fair value interest rate swap losses associated with the optional prepayment of existing debt.

Olin Corporation
Segment Information(a)

	Three Months Ended March 31,
(In millions)	2022	2021
Sales:
Chlor Alkali Products and Vinyls	$1,245.2	$867.0
Epoxy	789.5	662.6
Winchester	426.7	389.2
Total Sales	$2,461.4	$1,918.8
Income before Taxes:
Chlor Alkali Products and Vinyls	$328.6	$271.1
Epoxy	138.0	65.2
Winchester	118.9	85.1
Corporate/Other:
Environmental Expense(b)	(5.6)	(0.3)
Other Corporate and Unallocated Costs	(30.3)	(33.0)
Restructuring Charges	(3.1)	(6.9)
Interest Expense(c)	(32.9)	(84.5)
Interest Income	0.4	0.1
Non-operating Pension Income	9.6	9.3
Income before Taxes	$523.6	$306.1

(a)Unaudited.
(b)Environmental expense for the three months ended March 31, 2021 included $2.2 million of insurance recoveries for costs incurred and expensed in prior periods.
(c)Interest expense for the three months ended March 31, 2021 included a loss on extinguishment of debt of $23.5 million, which includes bond redemption premiums, write-off of deferred debt issuance costs and recognition of deferred fair value interest rate swap losses associated with the optional prepayment of existing debt.

Olin Corporation
Consolidated Balance Sheets(a)

	March 31,	December 31,	March 31,
(In millions, except per share data)	2022	2021	2021
Assets:
Cash and Cash Equivalents	$197.9	$180.5	$259.9
Accounts Receivable, Net	1,181.2	1,106.5	963.7
Income Taxes Receivable	1.2	0.3	13.4
Inventories, Net	909.2	868.3	679.5
Other Current Assets	148.9	92.7	96.5
Total Current Assets	2,438.4	2,248.3	2,013.0
Property, Plant and Equipment (Less Accumulated Depreciation of $4,182.0, $4,076.5 and $3,804.4)	2,827.0	2,913.6	3,073.4
Operating Lease Assets, Net	362.5	372.4	383.6
Deferred Income Taxes	95.3	99.3	11.1
Other Assets	1,116.3	1,131.8	1,171.0
Intangibles, Net	314.5	331.7	381.0
Goodwill	1,420.7	1,420.6	1,420.1
Total Assets	$8,574.7	$8,517.7	$8,453.2
Liabilities and Shareholders’ Equity:
Current Installments of Long-term Debt	$201.2	$201.1	$42.1
Accounts Payable	791.5	847.7	716.6
Income Taxes Payable	184.9	98.4	13.4
Current Operating Lease Liabilities	75.4	76.8	78.7
Accrued Liabilities	382.1	458.1	367.4
Total Current Liabilities	1,635.1	1,682.1	1,218.2
Long-term Debt	2,578.9	2,578.2	3,706.0
Operating Lease Liabilities	293.7	302.0	310.5
Accrued Pension Liability	355.9	381.9	699.8
Deferred Income Taxes	577.2	558.9	492.3
Other Liabilities	348.0	362.4	329.8
Total Liabilities	5,788.8	5,865.5	6,756.6
Commitments and Contingencies
Shareholders’ Equity:
Common Stock, $1.00 Par Value Per Share, Authorized 240.0 Shares: Issued and Outstanding 151.8 Shares (156.8 and 159.2 in 2021)	151.8	156.8	159.2
Additional Paid-in Capital	1,719.3	1,969.6	2,164.3
Accumulated Other Comprehensive Loss	(461.2)	(488.0)	(683.7)
Retained Earnings	1,376.0	1,013.8	56.8
Total Shareholders’ Equity	2,785.9	2,652.2	1,696.6
Total Liabilities and Shareholders’ Equity	$8,574.7	$8,517.7	$8,453.2

(a)Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

	Three Months Ended March 31,
(In millions)	2022	2021
Operating Activities:
Net Income	$393.0	$243.6
Loss on Debt Extinguishment	—	23.5
Stock-based Compensation	3.1	2.0
Depreciation and Amortization	151.7	145.2
Deferred Income Taxes	7.9	51.6
Qualified Pension Plan Contributions	(0.4)	(0.1)
Qualified Pension Plan Income	(8.0)	(7.3)
Changes in:
Receivables	(85.6)	(207.1)
Income Taxes Receivable/Payable	88.0	4.6
Inventories	(45.0)	(10.7)
Other Current Assets	(20.3)	12.2
Accounts Payable and Accrued Liabilities	(132.6)	(3.3)
Other Assets	(0.8)	8.2
Other Noncurrent Liabilities	2.8	7.5
Other Operating Activities	(0.3)	(0.1)
Net Operating Activities	353.5	269.8
Investing Activities:
Capital Expenditures	(47.3)	(51.2)
Net Investing Activities	(47.3)	(51.2)
Financing Activities:
Long-term Debt Repayments, Net	(0.2)	(120.2)
Debt Early Redemption Premium	—	(18.7)
Common Stock Repurchased and Retired	(263.2)	—
Stock Options Exercised	5.2	25.7
Dividends Paid	(30.8)	(31.7)
Debt Issuance Costs	—	(3.1)
Net Financing Activities	(289.0)	(148.0)
Net Increase in Cash and Cash Equivalents	17.2	70.6
Effect of Exchange Rate Changes on Cash and Cash Equivalents	0.2	(0.4)
Cash and Cash Equivalents, Beginning of Year	180.5	189.7
Cash and Cash Equivalents, End of Period	$197.9	$259.9

(a)Unaudited.

Olin Corporation
Non-GAAP Financial Measures - Adjusted EBITDA(a)

Olin's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax expense (benefit), other expense (income), restructuring charges, goodwill impairment charges and certain other non-recurring items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance without regard to financing methods, capital structures, taxes or historical cost basis. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. Reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are omitted from this release because Olin is unable to provide such reconciliations without the use of unreasonable efforts. This inability results from the inherent difficulty in forecasting generally and quantifying certain projected amounts that are necessary for such reconciliations. In particular, sufficient information is not available to calculate certain adjustments required for such reconciliations, including interest expense (income), income tax expense (benefit), other expense (income) and restructuring charges. Because of our inability to calculate such adjustments, forward-looking net income guidance is also omitted from this release. We expect these adjustments to have a potentially significant impact on our future GAAP financial results.

	Three Months Ended March 31,
(In millions)	2022	2021
Reconciliation of Net Income to Adjusted EBITDA:
Net Income	$393.0	$243.6
Add Back:
Interest Expense	32.9	84.5
Interest Income	(0.4)	(0.1)
Income Tax Provision	130.6	62.5
Depreciation and Amortization	151.7	145.2
EBITDA	707.8	535.7
Add Back:
Restructuring Charges	3.1	6.9
Environmental Recoveries(b)	—	(2.2)
Adjusted EBITDA	$710.9	$540.4

(a)Unaudited.
(b)Environmental recoveries for the three months ended March 31, 2021 included insurance recoveries for costs incurred and expensed in prior periods.

Olin Corporation
Non-GAAP Financial Measures - Net Debt to Adjusted EBITDA(a)

Olin's definition of Net Debt to Adjusted EBITDA is Net Debt divided by Adjusted EBITDA. Net Debt at the end of any reporting period is defined as the sum of our current installments of long-term debt and long-term debt less cash and cash equivalents. Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax expense (benefit), other expense (income), restructuring charges, goodwill impairment charges and certain other non-recurring items. Net Debt to Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a measure of our ability to manage our indebtedness. The use of non-GAAP financial measures is not intended to replace any measures of indebtedness or liquidity determined in accordance with GAAP and Net Debt or Net Debt to Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

	March 31,	December 31,	March 31,
(In millions)	2022	2021	2021
Current Installments of Long-term Debt	$201.2	$201.1	$42.1
Long-term Debt	2,578.9	2,578.2	3,706.0
Total Debt	2,780.1	2,779.3	3,748.1
Less: Cash and Cash Equivalents	(197.9)	(180.5)	(259.9)
Net Debt	$2,582.2	$2,598.8	$3,488.2

Trailing Twelve Months Adjusted EBITDA(b)	$2,663.8	$2,493.3	$1,053.6

Net Debt to Adjusted EBITDA	1.0	1.0	3.3

(a)Unaudited.
(b)Trailing Twelve Months Adjusted EBITDA as of March 31, 2022 is calculated as the three months ended March 31, 2022 plus the year ended December 31, 2021 less the three months ended March 31, 2021. Trailing Twelve Months Adjusted EBITDA as of March 31, 2021 is calculated as the three months ended March 31, 2021 plus the year ended December 31, 2020 less the three months ended March 31, 2020.